Supplemental Financial Schedule II
TeleCommunication Systems, Inc.
Valuation and Qualifying Accounts
(amounts in thousands)

Column A	Column B	Column C	Column D	Column E
	Balance	Additions,
	Beginning	Costs, and		Balance End of
Description	of Year	Expenses	Deductions	Year

Year ended December 31, 2006
Allowance for Doubtful Accounts	$233	$284	$(227)	$290
Allowance for Inventory Obsolescence	$533	$83	$—	$616

Year ended December 31, 2005
Allowance for Doubtful Accounts	$690	$243	$(700)	$233
Allowance for Inventory Obsolescence	$—	$533	$—	$533

Year ended December 31, 2004
Allowance for Doubtful Accounts	$393	$556	$(259)	$690